Exhibit 99.2

To:	Golden Sun Education Group Limited

Profit Huiyin Square North Building

Huashan 2018, Unit 1001, Xuhui District, Shanghai, China

Date: May 7, 2021

Ladies and Gentlemen,

We have acted as legal advisers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, not including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) to Golden Sun Education Group Limited (the “Company”) in connection with (i) the proposed public offering (the “Offering”) of certain number of Class A ordinary shares (the “Class A Ordinary Shares”), par value $0.0005 per share, of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market..

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations and their respective interpretations made by competent PRC authorities, and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever.

1 / 7

For the purpose of rendering this Legal Opinion (the “Opinion”), we have examined the copies of the documents provided to us by the Company. In such examination we have assumed that:

(a) all documents submitted to us as copies are identical to their originals;

(b) all signatures, seals and chops on such documents are genuine;

(c) all parties in relation to any of the documents aforesaid or to any other documents as referred to in this Opinion have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations hereunder; and

(d) all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

This Opinion is rendered on the basis of the PRC laws, administrative regulations and rules, supreme court’s judicial interpretations effective as of the date hereof (the “PRC Laws”) and there is no assurance that any of such laws, regulations and rules will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately upon promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.

2 / 7

SECTION I DEFINITIONS

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“AOA”	refers to	Articles of Association of a company or a school.

“PRC Subsidiaries”	refers to	Wenzhou Golden Sun Education Development Co., Ltd. (温州金太阳教育发展有限公司), Wenzhou City Ouhai District Art School (温州市瓯海区艺术学校), Wenzhou Lilong Logistics Services Co., Ltd (温州利龙后勤服务有限公司), Wenzhou City Ouhai District Yangfushan Culture Tutorial Center (温州市瓯海区杨府山文化补习学校), Wenzhou City Longwan District Chongwen Middle School (温州市龙湾区崇文中学), Shanghai Golden Sun Gongyu Education Technology Co., Ltd. (上海金太阳公羽教育科技有限公司), Shanghai Xianjin Technology Development Co., Ltd. (上海显金科技发展有限公司), Shanghai Hongkou Practical Foreign Language Tutorial School (上海市虹口区实践外国语进修学校), Shanghai Zhouzhi Culture Development Co., Ltd. (上海洲智文化传播有限公司), Hangzhou Jicai Tutorial School Co., Ltd. (杭州济才培训学校有限公司), Shanghai Qinshang Education Technology Co., Ltd. (上海勤尚教育科技有限公司), Shanghai Yangpu District Jicai Tutorial School (上海杨浦区济才教育进修学校)

“Government Agency”	refers to	any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”	refers to	any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Intellectual Property”	refers to	trademarks, trade names, patent rights, copyrights, computer software, domain names, licenses, trade secrets, inventions, technology, know-how and other intellectual property and similar rights.

“Registration Statement”	refers to	the Form F-1 registration statement under the United States Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “SEC”) for registration of the offer and sale of the Company’s Class A Ordinary Shares.

“Prospectus”	refers to	the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

3 / 7

SECTION II OPINIONS

Based on the foregoing, we are of the opinions on the date hereof that:

(a) Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a limited liability company or similar entities under PRC Laws, with legal person status and limited liability under PRC Laws, and the respective business license is in full force and effect under the PRC Laws.

(b) The AOA of each of the PRC Subsidiaries is consistent and in compliance with, and does not conflict with any applicable PRC Laws. The AOA of each of the PRC Subsidiaries has been duly adopted by its shareholders or sponsers, approved by or filed with the relevant Governmental Agencies, is in full force and effect and binding upon each of the PRC Subsidiaries.

(c) Each of the PRC Subsidiaries has obtained and currently holds all Governmental Authorizations from or with any Governmental Agencies having jurisdiction over it, which are required in connection with its establishment or maintenance of the enterprise legal person status and the operation of its business. Such Governmental Authorizations are in full force and effect, and none of the PRC Subsidiaries is in receipt of any letter or notice from any Governmental Agencies notifying any such Governmental Authorizations is or will be void or, nullified due to any reasons. To the best of our knowledge after due inquiry, each of the PRC Subsidiaries is not aware of any reason that would cause them to believe that any of such Governmental Authorizations is likely to be revoked, suspended, cancelled or withdrawn or (where applicable) cannot be renewed upon its expiry date.

(d) Each of the PRC Subsidiaries has valid titles to or otherwise has the legal right to use all of its material properties and assets in connection with the carrying on of its respective business.

4 / 7

(e) Each of the PRC Subsidiaries owns and has valid licenses in full force and effect or otherwise has the legal right to use the Intellectual Property for its business and without any conflict with or infringement of the rights of others; and to the best of our knowledge after due inquiry, none of the PRC Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any adverse effect on the operations of any of the PRC Subsidiaries in the manner presently conducted. To the best of our knowledge after due inquiry, there is no pending or threatened action, suit, proceeding or claim against any PRC Subsidiaries, contesting the right to use any of the intellectual properties, asserting the misuse thereof, or asserting the infringement or other violation of any intellectual properties of any third party.

(f) Each of the PRC Subsidiaries is capable of suing and being sued on itself with any party. None of the PRC Subsidiaries or any of their respective properties is entitled to any immunity on the ground of sovereignty from any action, suit or other legal proceedings or from enforcement, execution or attachment.

(g) The description of the corporate structure of the PRC Subsidiaries set forth in “Corporate History and Structure” section of the Prospectus are true and accurate in all material respects and nothing has been omitted from such description which would make the same misleading in any material respects. the VIE Arrangements (as defined in the Prospectus) are valid, binding and enforceable under current PRC law, The corporate structure of the Company (including the shareholding structure of each of the PRC Subsidiaries) as described in the Prospectus complies, and immediately after the offering and sale of the Offered Securities, will comply with all applicable PRC Laws, and does not violate, breach, contravene or circumvent or otherwise conflict with any applicable PRC Laws.

5 / 7

(h) All dividends and other distributions declared and payable upon the equity interests of the PRC Subsidiaries may be paid in Renminbi and converted into foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, and (ii) all such dividends and other distributions are not and will not be subject to any taxes or deductions other than the withholding tax payable on such dividends or other distributions under the applicable PRC Laws.

(i) To the best of our knowledge after due and reasonable inquiry (i) the PRC Subsidiaries participate in various employee social security plans for part of their employees that are administered by local governments, including housing, pension, medical insurance and unemployment insurance, and the PRC Subsidiaries compensate their employees with basic salaries as well as performance-based bonuses, however, the PRC Subsidiaries did not make adequate social insurance and housing fund contributions for all employees as required by PRC regulations; (ii) no labor dispute, legal proceedings or other conflict with the employees of any of the PRC Subsidiaries exists or is imminent or threatened; and (iii) there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to liabilities to any of the PRC Subsidiaries under, or to interfere with or prevent compliance by any of the PRC Subsidiaries with, any PRC Laws on labor and employment.

(j) On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was further amended on June 22, 2009. The M&A Rule purports, among other things to require offshore special purpose vehicles (“SPVs”) formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC Subsidiaries or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rule and other PRC Laws and regulations, the CSRC, on its official website, promulgated relevant guidance with respect to the issues of listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. As disclosed in the Registration Statement, under current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering, because the Company is not a special purpose vehicle as defined under the M&A Rule given that Wenzhou Golden Sun Education Development Co., Ltd. was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company‘s beneficial owners.

6 / 7

(k) The statements in the Prospectus under the captions "Prospectus Summary", "Risk Factors", "Corporate History and Structure", "Management’s Discussion and Analysis of Financial Condition and Results of Operations", "Enforceability of Civil Liabilities", "Dividend Policy", "Business", "Management", "Related Party Transactions", "Regulation", "Taxation" and "Legal Matters" (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

(l) To our best knowledge after due inquiry, there are no legal, arbitral or governmental proceedings currently pending or threatened in the PRC against, or involving the properties or business of any PRC Subsidiary, which would adversely affect the business, assets or properties of any of the PRC Subsidiaries if adjudicated adversely against such party.

(m) PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

This Opinion is rendered solely to you in connection to the Offering and the listing of the Company’s Class A Ordinary Shares and may not be used for any other purpose. It may not be disclosed to and/or relied upon by anyone else or used for any other purpose without our prior written consent, except for (i) submission to the exchange, and (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s Class A Ordinary Shares. We hereby consent to the reference to our name in the Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely yours,

By：	/s/ ZHONGLUN LAW FIRM
ZHONG LUN LAW FIRM

7/7